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                                                                     Exhibit 3.9

                       CERTIFICATE OF LIMITED PARTNERSHIP

                                       OF

                              HOME SHOPPING CLUB LP

      This Certificate of Limited Partnership of Home Shopping Club LP (the "Partnership"), dated as of February 3, 1998, is being duly executed and filed by HSN General Partner LLC, as general partner, to form a limited partnership under the Delaware Revised Uniform Partnership Act, 6 Del. C. Sections
17-101 et seq.

      1. Name. The name of the limited partnership formed hereby is Home Shopping Club LP.

      2. Registered Office. The address of the registered office of the Partnership in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

      3. Registered Agent. The name and address of the registered agent for service of process on the Partnership in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

      4. General Partner. The name and the business of the sole general partner of Partnership is HSN General Partner LLC, 1 HSN Drive, St. Petersburg, Florida 33729.

                            (Signature Page Follows)
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      IN WITNESS WHEREOF, the undersigned has executed this Certificate of
Limited Partnership as of the date first above-written.

                                    HSN GENERAL PARTNER LLC
                                    By: USANi LLC, as Manager

                                    By: /s/ James G. Gallagher
                                        _________________________
                                    James G. Gallagher, Manager